Exhibit 10.01

FY 2007 Executive Annual Incentive Plan

Job Category:	(“Participant”)

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus for this executive position is * % of the Participant’s annual base salary. The incentive bonus will be paid on a [quarterly/annual] basis based on the Participant’s actual base salary from time of eligibility under the Plan through the applicable fiscal period. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The incentive bonus will be paid on a [quarterly/annual] basis. Payment will be made within two and one-half months of the financial close of the applicable fiscal period.

Components:	The following performance metric(s) will be used to determine the amount of the incentive bonus: *

Achievement Schedule:	The achievement schedule for each metric and associated bonus associated with the achievement of such metric is set forth in Schedule 1 attached hereto.

Pro-ration:	The calculation of the incentive bonus will be based on eligible actual base salary earnings for the applicable fiscal period and, subject to the eligibility requirements below, will be pro-rated based on the number of days the Participant is employed as a regular, full-time employee of Serena during such fiscal period.

Eligibility:	The Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout in order to be eligible to receive the incentive bonus. Similarly, the Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout in order to be eligible to receive any payment for annual over-achievement or other annual adjustment. A Participant who leaves before the end of the applicable fiscal period or prior to the payment of the incentive bonus for such period will not be eligible to receive the incentive bonus or any pro-ration thereof.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Administrator may adjust the applicable financial performance metrics to reflect the potential impact upon Serena’s financial performance.

Plan Provisions:	This Plan supersedes the FY06 Executive Annual Incentive Plan, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan, except to the extent that the Board reserves the right to approve matters related to the compensation of the Chief Executive

Officer. The Administrator reserves the right to alter or cancel all or any portion of the Plan for any reason at any time, and to exercise its own judgment with regard to company performance in light of events outside the control of management and/or the Participant.

The Serena FY2007 Compensation Plan General Terms and Conditions are incorporated herein, except to the extent inconsistent with the terms hereof.

*	See Schedule 1 attached hereto

SCHEDULE 1

SERENA SOFTWARE, INC.

FISCAL YEAR 2007 COMPENSATION PLAN

Effective February 1, 2006

The executive officers will be eligible to receive performance-based incentive bonuses with target payouts ranging from 40% to 100% of a participant’s annual base salary. The actual bonus amounts are subject to achievement of one or more of the following metrics: (a) with regard to all of our executive officers, achievement of targeted EBITA (earnings before interest, taxes and amortization); (b) with regard to our Senior Vice President, General Counsel, Senior Vice President, Research and Development, and Vice President, Worldwide Marketing, achievement of management objectives applicable to the executive officer; and (c) with regard to our Senior Vice President, Research and Development, and Vice President, Worldwide Marketing, achievement of expense targets applicable to the executive officer’s functional area. The incentive bonuses are calculated and paid out on an annual basis for our Chief Executive Officer and Chief Financial Officer, and on a quarterly basis for our other executive officers.

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